News Release

Exhibit 99.1

Contact(s):	Media Inquiries: Kimberly Welch (313) 755-3537 kwelch5@visteon.com	Visteon Corporation Corporate Communications 17000 Rotunda Drive Dearborn, Michigan 48120 Facsimile: 313-755-7983
Jim Fisher (313) 755-0635 jfishe89@visteon.com

Visteon Corporation Expresses Sympathy on Death of Board Member Robert M. Teeter

DEARBORN, Mich., June 14, 2004 —Visteon Corporation (NYSE: VC) Chairman and Chief Executive Officer Peter J. Pestillo today extended condolences to the family of Robert M. Teeter, a member of the company’s board of directors who died Sunday after an illness at age 65.

Teeter had been a director of Visteon since the company became independent in June 2000, and was re-elected to the board May 12. He was president of Coldwater Corporation, an Ann Arbor, Michigan-based provider of consulting and research services.

“We are deeply saddened by the loss of Bob Teeter, whose leadership, foresight and strategic counsel have been hugely important to Visteon,” Pestillo said. “On behalf of Visteon’s 72,000 employees around the world, I offer my condolences to his wife Betsy and their family. Our thoughts and prayers are with them.”

Prior to Coldwater Corporation, Teeter held several senior management positions including president of Market Opinion Research from 1966 to 1987. During that time he was known widely for coordinating public opinion polls for several Republican presidents and political candidates.

At the time of his death, Teeter also served on the boards of directors of the Bank of Ann Arbor, Kaydon Corporation and United Parcel Service, Inc.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has about 72,000 employees and a global delivery system of about 200 technical, manufacturing, sales and service facilities located in 25 countries.

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